Exhibit 21.1

SUBSIDIARIES OF CHARLES & COLVARD, LTD.

Company Name	Jurisdiction

charlesandcolvard.com, LLC	North Carolina
Charles & Colvard (HK) Ltd.	Hong Kong SAR